Amount of
	Maximum	Aggregate
	Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)
10.60% Notes due 2019	$300,000,000	$16,740

(1)	The filing fee of $16,740 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
File No. 333-149887
Prospectus Supplement
(To Prospectus Dated March 25, 2008)

$300,000,000

10.60% Notes due 2019

Interest payable April 15 and October 15 of each year, beginning October 15, 2009

The notes will mature on April 15, 2019. We may redeem the notes in whole or in part at any time at the redemption prices described in this prospectus supplement. If a change of control triggering event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the price described in this prospectus supplement. The notes will be senior obligations of our company and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks that are described or referenced in the “Risk Factors” section on page S-6 of this prospectus supplement.

	Public Offering	Underwriting	Proceeds, Before
	Price	Discount	Expenses, to Us

Per note	97.592%	0.650%	96.942%

Total	$292,776,000	$1,950,000	$290,826,000

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from March 31, 2009.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors through the book entry delivery system of The Depository Trust Company and its participants, including Clearstream and the Euroclear system, on or about March 31, 2009.

Joint Book-Running Managers

J.P. Morgan	Banc of America Securities LLC

Co-Managers

BNP PARIBAS	Barclays Capital

Citi	Mitsubishi UFJ Securities
Goldman, Sachs & Co.

March 26, 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about Newell  Rubbermaid Inc. and about the notes. They also refer to information contained in other documents filed by us with the Securities and Exchange Commission and incorporated into this document by reference. References to this prospectus supplement or the prospectus also include the information contained in such other documents. To the extent that information appearing in a later filed document is inconsistent with prior information, the later statement will control. If this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus supplement and the accompanying prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable Securities and Exchange Commission rules) until our offering is completed:

1. Annual Report on Form 10-K for the year ended December 31, 2008.

2. Current Report on Form 8-K filed February 17, 2009 and Amendment to Current Report on Form 8-K filed February 17, 2009.

3. Our Proxy Statement for our 2008 Annual Meeting filed March 28, 2008.

You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

Newell Rubbermaid Inc.
Three Glenlake Parkway
Atlanta, Georgia 30328
Telephone: 1-770-418-7000
Attention: Office of Investor Relations

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus supplement and accompanying prospectus and in the documents incorporated by reference herein and therein that are not historical in nature and constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, information or assumptions about the effects of sales (including pricing), income/(loss), earnings per share, operating income or gross margin improvements or declines, our Project Acceleration restructuring program, capital and other expenditures, working capital, cash flow, dividends, capital structure, debt to capitalization ratios, availability of financing, interest rates, restructuring, impairment and other charges, potential losses on divestitures, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, costs and cost savings (including raw material and sourced product inflation, productivity and streamlining), synergies, management’s plans, goals and objectives for future operations, performance and growth or the assumptions relating to any of the forward-looking statements. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail economies in light of the global economic slowdown; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to manage successfully risks associated with divesting or discontinuing businesses and product lines; our ability to implement successfully information technology solutions throughout our organization; our ability to improve productivity and streamline operations; our ability to refinance short-term debt on terms

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acceptable to us particularly given the recent turmoil and uncertainty in the global credit markets; changes to our credit ratings; increases in the funding obligations related to our pension plans due to declining asset values or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations; and those factors listed in our most recent Annual Report on Form 10-K, including Item 1A of such report. Changes in such assumptions or factors could produce significantly different results. In addition, there can be no assurance that we have correctly identified and assessed all of the factors affecting us or that the publicly available and other information we receive with respect to these factors is complete or correct.

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SUMMARY

The following summary may not contain all of the information that is important to you. You should read the following summary together with more detailed information regarding us and the notes being sold in this offering and our financial statements and notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Newell Rubbermaid,” “we,” “us” and “our” are to Newell Rubbermaid Inc. and its subsidiaries.

Newell Rubbermaid Inc.

We are a global marketer of consumer and commercial products that touch the lives of people where they work, live and play. Our strong portfolio of brands includes Sharpie®, Paper Mate®, Dymo®, Expo®, Waterman®, Parker®, Rolodex®, Irwin®, Lenox®, BernzOmatic®, Rubbermaid®, TC®, Levolor®, Graco®, Aprica®, Calphalon® and Goody®.

Our multi-product offering consists of well known name-brand consumer and commercial products in four business segments: Cleaning, Organization & Décor; Office Products; Tools & Hardware; and Home & Family.

Our four business segments for 2008 were as follows:

•	Cleaning, Organization & Décor. This segment is comprised of the following business units: Rubbermaid Food & Home Products, Rubbermaid Commercial Products and Décor. These businesses design, manufacture or source, package and distribute semi-durable products primarily for use in the home and commercial settings. Food & Home Products and Commercial Products primarily sell their products under the trademarks Rubbermaid®, Brute®, Roughneck®, TakeAlongs® and TC®. Décor sells its products primarily under the trademarks Levolor® and Kirsch®.

•	Office Products. This segment is comprised of the following business units: Markers, Highlighters & Art; Everyday Writing; Technology; and Fine Writing & Luxury Accessories. These businesses primarily design, manufacture or source, package and distribute writing instruments and office solutions, primarily for use in the business and home. Markers, Highlighters & Art products include permanent/waterbase markers, dry erase markers, highlighters and art supplies and are primarily sold under the trademarks Sharpie®, Expo®, Sharpie® Accent®, Vis-à-Vis®, Eberhard Faber®, Berol® and Prismacolor®. Everyday Writing products include ballpoint pens and inks, roller ball pens, mechanical pencils and correction fluids and are primarily sold under the trademarks Paper Mate®, Uni-Ball® (used under exclusive license from Mitsubishi Pencil Co. Ltd. and its subsidiaries in North America), Sharpie®, Eberhard Faber®, Berol®, Reynolds®, and Liquid Paper®. Technology products include on-demand labeling products, on-line postage, card scanning solutions and interactive teaching solutions, and are primarily sold under the trademarks Dymo®, Endiciatm, CardScan®, and Mimio®. Fine Writing & Luxury Accessories products include fine writing instruments and luxury accessories and are primarily sold under the trademarks Parker®, Waterman® and rotring®.

•	Tools & Hardware. This segment is comprised of the following business units: Industrial Products & Services, Construction Tools & Accessories and Hardware. The business units within the Tools & Hardware segment design, manufacture or source, package and distribute hand tools and power tool accessories, industrial bandsaw blades, propane torches, soldering tools and accessories, manual paint applicator products, cabinet hardware and window and door hardware. Industrial Products & Services products include cutting and drilling accessories and industrial bandsaw blades as well as soldering tools and accessories primarily sold under the Lenox® trademark. Construction Tools & Accessories products include hand tools and power tool accessories primarily sold under the trademarks Irwin®, Vise-Grip®, Marathon®, Quick-Grip®, Unibit® and Strait-Line®. Hardware products include paint applicator products, propane torches and cabinet, window and door hardware primarily sold under the trademarks Shur-Line®, BernzOmatic®, Amerock® and Bulldog®.

•	Home & Family. This segment is comprised of the following business units: Baby & Parenting Essentials, Culinary Lifestyle and Beauty & Style. Baby & Parenting Essentials designs, manufactures or sources, packages and distributes infant and juvenile products such as swings, high chairs, car seats, strollers, and playards. Culinary Lifestyle primarily designs, manufactures or sources, packages and distributes aluminum and stainless steel cookware, bakeware, cutlery and kitchen gadgets and utensils. Beauty & Style designs, sources, packages and distributes hair care accessories and grooming products. Baby & Parenting Essentials primarily sells its products under the trademarks Graco®, Teutonia® and Aprica®. Culinary Lifestyle primarily sells its products under the trademarks Calphalon®, Kitchen Essentials®, Cooking with Calphalontm, Calphalon®Onetm and Katanatm. Beauty & Style markets its products primarily under the trademarks Goody®, Ace®, and Solano®.

Our vision is to become a global company of Brands That Mattertm and great people, known for best-in-class results. We are committed to building consumer-meaningful brands through understanding the needs of consumers and using those insights to create innovative, highly differentiated product solutions that offer performance and value. At the same time, we strive to achieve best cost in our operations and leverage the benefits of being one company, including shared expertise, operating efficiencies and the fostering of a culture that produces best-in-class results.

To support our multi-year transformation into a best-in-class global consumer branding and marketing organization, we have adopted a strategy designed to deliver long-term sales and profit growth and enhance shareholder value. The key tenets of our strategy include optimizing the business portfolio, building consumer-meaningful brands across the globe, and achieving best cost and efficiency in our operations.

In the first quarter of 2009, the business units within the Cleaning, Organization & Décor segment were reorganized in the Tools & Hardware and Home & Family segments. The Rubbermaid Commercial Products business unit was transferred to the newly named Tools, Hardware & Commercial Products segment, and the Rubbermaid Food & Home Products and Décor business units were transferred to the Home & Family segment. The reorganization allows us to realize structural SG&A efficiencies.

We are a Delaware corporation. Our principal executive offices are located at Three Glenlake Parkway, Atlanta, Georgia 30328, and our telephone number is 770-418-7000.

Recent Developments

On March 25, 2009, we announced that we had priced a registered underwritten public offering of $300 million aggregate principal amount of our 5.50% convertible senior notes due 2014, with an option, which was exercised, to purchase up to an additional $45 million of convertible notes to cover over-allotments, if any. The convertible notes will be convertible under certain circumstances and during certain periods at an initial conversion rate of 116.198 shares of Newell Rubbermaid common stock per $1,000 principal amount of convertible notes, subject to adjustment. Upon conversion, we will deliver cash up to the aggregate principal amount of the convertible notes to be converted, and cash, shares of common stock or a combination thereof (at our election) in respect of the conversion value above the convertible notes’ principal amount. Holders of the convertible notes may require us to purchase all or a portion of their notes at a price equal to 100% of the principal amount of the convertible notes to be purchased, plus accrued and unpaid interest, in cash, upon the occurrence of certain fundamental changes involving us. In connection with the offering of the convertible notes, we entered into convertible note hedge and warrant transactions with counterparties that are affiliates of the representatives of the underwriters of the convertible notes. We expect to use (i) a portion of the net proceeds from the convertible notes offering for the $36.2 million net cost of the convertible note hedge transactions after such cost is partially offset by the proceeds of the warrant transactions and (ii) the remaining proceeds for general corporate purposes, including to repay debt. The closing of the convertible notes offering is expected to occur on March 30, 2009, subject to satisfaction of customary market and other closing conditions.

On March 24, 2009, we announced that we have retained Banc of America Securities LLC and J.P. Morgan Securities Inc. to arrange a replacement 364-day trade receivables financing facility in an initially proposed maximum amount of up to $250 million, coincident with the expiration of our existing $450 million receivables facility. Consummation of a new receivables facility is subject to customary closing conditions, the satisfactory completion of due diligence and final commitment by the facility providers.

On March 24, 2009, as part of our refinancing plans we also announced that our board of directors has authorized a reduction in the quarterly common stock dividend to $0.05 per share from $0.105 per share.

Financial Outlook

Our business continues to be adversely impacted by the global economic slowdown, and on March 24, 2009, we announced that we now expect that 2009 first quarter sales will show a year over year percentage decline in the mid to high teens. We anticipate that our first quarter cash used in operating activities will be approximately half of last year’s $123 million first quarter cash flow use.

The Offering

The following is a brief summary of the notes and the offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer:	Newell Rubbermaid Inc., a Delaware corporation

Securities Offered:	$300,000,000 aggregate initial principal amount of 10.60% notes due 2019

Maturity Date:	April 15, 2019

Interest Rate:	10.60% per year

Interest Rate Adjustment:	The interest rate payable on the notes will be subject to adjustment from time to time if the debt rating assigned to the notes is downgraded (or downgraded and subsequently upgraded), as set forth in “Description of the Notes — Interest Rate Adjustment.”

Interest Payment Dates:	Interest on the notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2009 to holders of record on the April 1 and October 1 immediately preceding the relevant interest payment date.

Optional Redemption:	We may redeem all or part of the notes at any time and from time to time at our option at a redemption price equal to the greater of:
• the principal amount of the notes being redeemed; or
• the Make-Whole Amount (as defined herein) for the notes being redeemed, plus, in each case, accrued interest to the redemption date.

Change of Control Offer:	If a change of control triggering event occurs with respect to the notes, each holder of the notes may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase. See “Description of the Notes — Change of Control Offer.”

Ranking:	The notes will rank equally in right of payment with each other and with all of our unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, and our ability to pay principal and interest on the notes could be affected by the ability of our subsidiaries to declare and distribute dividends to us.
The indenture under which the notes are being offered does not limit the amount of debt that we or any of our subsidiaries may incur.

Use of Proceeds:	We will use the net proceeds from the sale of the notes for general corporate purposes, including repayment of debt.

Sinking Fund:	None

Form and Denominations:	The notes will be issued in book-entry form in denominations of $2,000 and integral multiples of $1,000 and represented by one or more global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Certain Covenants:	The indenture contains certain restrictive covenants that, among other things, will limit our ability to:
• consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person; and

• with certain exceptions, create, incur, assume or suffer to exist any lien of any kind upon any of our property or assets, or to permit any of our subsidiaries to do so upon any of their respective assets, unless all of the notes are equally and ratably secured.

These covenants are subject to important exceptions and qualifications, which are described under the captions “Description of Debt Securities” and “Particular Terms of the Senior Debt Securities” in the accompanying prospectus.

Events of Default:	The events of default under the indenture for the notes include, but are not limited to, the following:
• our failure to pay interest on the notes for 30 days after the date payment is due;
• our failure to pay principal of the notes when due;

• our failure to perform, or a breach of, any of our covenants or agreements in the indenture for 60 days after receipt of due notice from the trustee or the holders of at least 25% of the notes that performance or cure of breach was required;

• certain events of bankruptcy, insolvency or reorganization; and

• an event of default under any indebtedness of Newell Rubbermaid or any of its principal subsidiaries which results in a principal amount of that indebtedness in excess of $10,000,000 being due and payable which remains outstanding longer than 30 days after receipt of due notice from the trustee or the holders of at least 25% of the notes.

Additional Notes:	We may, without the consent of the holders, issue additional notes and thereby increase the principal amount in the future, with the same terms and conditions and with the same CUSIP number as the notes so that the additional notes will be consolidated and form a single series with the notes.

Governing Law:	New York

Risk Factors:	Investing in the notes involves risks that are described or referenced in the “Risk Factors” section on page S-6.

RISK FACTORS

Investing in the notes involves risk. Please see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the notes. In addition, the risks described below could result in a decrease in the value of the notes and your investment therein.

We are a holding company and the notes will be structurally subordinated to the liabilities of our subsidiaries.

As of December 31, 2008, we had approximately $2,879.3 million of total debt outstanding on a consolidated basis (which does not reflect our pending issuance of $345 million aggregate principal amount of convertible notes). Because Newell Rubbermaid is a holding company and conducts its business principally through its subsidiaries, the notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Newell Rubbermaid, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell Rubbermaid’s claims as a creditor of that subsidiary may be recognized. Substantially all of Newell Rubbermaid’s consolidated accounts payable represent obligations of Newell Rubbermaid’s subsidiaries, and as of December 31, 2008, the aggregate principal amount of money borrowed by Newell Rubbermaid’s consolidated subsidiaries, plus accounts payable, equaled approximately $1,076.9 million (the current portion of which was approximately $1,072.1 million).

We may not have sufficient funds to purchase the notes upon a change of control triggering event, and this covenant provides limited protection to investors.

Holders of the notes may require us to purchase their notes upon a “change of control triggering event” as defined under “Description of the Notes — Change of Control Offer.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then existing debt. Holders of our 5.50% Notes due 2013 and 6.25% Notes due 2018 may require us to repurchase such notes on the same change of control triggering events. Holders of our new convertible notes may require us to repurchase such notes on certain fundamental changes, and would at such time also be able to convert their notes, which would require substantial cash payments. Likewise, certain fundamental changes are events of default under our revolving credit agreement and our $400 million term loan, which would permit our lenders to accelerate such indebtedness, to the extent amounts are outstanding under such arrangements.

The change of control offer covenant is limited to the transactions specified in “Description of the Notes — Change of Control Offer.” We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control triggering event under the notes, but that could increase the amount of indebtedness outstanding at that time or otherwise materially adversely affect our capital structure or credit ratings.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. If an active trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. Future trading prices for the notes may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

There is uncertainty regarding the U.S. federal income tax treatment of the provision in the notes that adjusts the interest rate in the event of a ratings change.

We intend to take the position for U.S. federal income tax purposes that any payments of additional interest resulting from adjustments to the ratings assigned to the notes, as described under “Description of the Notes — Interest Rate Adjustment,” will be taxable to a holder as additional interest income when received or accrued, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. However, the Internal Revenue Service may take a contrary position and treat the additional interest, if any, as contingent interest. If the IRS treats the additional amounts as contingent interest, a holder might be required to accrue income on its notes in excess of stated interest for U.S. federal income tax purposes, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note prior to maturity. Holders should consult their own tax advisors concerning the appropriate tax treatment of the payment of such additional interest.

Pursuant to Internal Revenue Service Circular 230, investors are hereby informed that the description set forth herein with respect to U.S. federal tax issues was not intended or written to be used, and such description cannot be used, by any taxpayer for the purpose of avoiding any penalties that may be imposed on the taxpayer under the U.S. Internal Revenue Code. Such description was written to support the marketing of the notes. Taxpayers should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes offered hereby (after deducting the underwriting discounts and our estimated expenses of the offering) to be $290.3 million. We will use the proceeds from the offering for general corporate purposes, including repayment of debt.

Pending application for the foregoing purposes, the net proceeds from this offering will be invested in short-term interest bearing instruments or other investment grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated is as follows:

	For the Year Ended December 31,
	2004(1)	2005	2006	2007	2008(1)

Actual	2.21	3.62	3.92	4.98	1.00
Pro Forma(2)					0.84

For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes, adding back fixed charges and deducting equity in earnings. “Fixed charges” consist of interest on all indebtedness (including capitalized lease obligations, amortization of debt issuance costs and amortization of issue discounts) and the portion of rental expense on operating leases determined to be interest.

(1)	Income from continuing operations before income taxes for 2004 and 2008 includes $264.0 million and $299.4 million, respectively, of impairment charges. The impairment charges in 2008 principally relate to goodwill, and the impairment charges in 2004 principally relate to goodwill and other indefinite-lived intangible assets.

(2)	The pro forma ratio gives effect to the issuance of (i) the notes offered hereby and the use of proceeds as described under “Use of Proceeds”, and (ii) our new convertible notes, in each case as if they occurred on January 1, 2008. For 2008, pro forma fixed charges exceeded pro forma earnings by $37.1 million. The pro forma earnings to fixed charges for 2008 reflects the application of the net proceeds from the issuance of the notes and the convertible notes, net of issuance costs and, in the case of the convertible notes, net of the estimated proceeds used to pay the net cost of the convertible note hedge and warrant transactions, to retire a portion of our indebtedness. The pro forma earnings to fixed charges for 2008 also reflects the convertible notes being accounted for under Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1), which was effective for us January 1, 2009 but requires retrospective application to prior periods presented in the annual financial statements. For instruments similar to the convertible notes, FSP APB 14-1 requires us to separately account for the liability and equity components of the convertible notes in a manner that reflects our nonconvertible debt borrowing rate when interest cost is recognized, which is generally greater than the cash paid for interest for securities similar to the convertible notes. Accordingly, the pro forma earnings to fixed charges for 2008 reflects interest costs on the convertible notes using our estimated nonconvertible debt borrowing rate.

DESCRIPTION OF THE NOTES

We will issue the notes under a senior indenture, dated as of November 1, 1995 (the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly The Chase Manhattan Bank N.A.), as trustee (as used in this prospectus supplement, the “trustee”). The indenture is subject to, and governed by, the Trust Indenture Act of 1939. The term “debt securities,” as used in this prospectus supplement, refers to all debt securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the trustee are more fully described in the accompanying prospectus under the captions “Description of Debt Securities” and “Particular Terms of the Senior Debt Securities.” The following summary of certain provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture, a copy of which is incorporated as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities under the captions “Description of Debt Securities” and “Particular Terms of the Senior Debt Securities” in the accompanying prospectus. Terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings given to them in the indenture.

Terms of the Notes

All debt securities, including the notes, issued and to be issued under the indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Because Newell Rubbermaid is a holding company and conducts its business principally through its subsidiaries, the notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Newell Rubbermaid, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell Rubbermaid’s claims as a creditor of that subsidiary may be recognized. Substantially all of Newell Rubbermaid’s consolidated accounts payable represent obligations of Newell Rubbermaid’s subsidiaries, and as of December 31, 2008, the aggregate principal amount of money borrowed by Newell Rubbermaid’s consolidated subsidiaries, plus accounts payable, equaled approximately $1,076.9 million (the current portion of which was approximately $1,072.1 million).

The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount that we authorize from time to time for each series. We may, from time to time, without the consent of the holders of the notes, issue additional notes or other debt securities under the indenture in addition to the aggregate principal amount of the notes offered by this prospectus supplement.

We are initially offering $300,000,000 principal amount of notes. We may, without the consent of the holders, increase the principal amount of the notes outstanding in the future by issuing additional notes with the same terms and conditions and with the same CUSIP number as the notes so that the additional notes will be consolidated and form a single series with the notes.

The notes will mature on April 15, 2019 and will bear interest at a rate of 10.60% per year. Interest on the notes will accrue from March 31, 2009 or from the most recent interest payment date to which interest has been paid or duly provided for. We:

•	will pay interest on the notes semi-annually in arrears on April 15 and October 15 of each year during which an installment of interest is due and payable, commencing October 15, 2009;

•	will pay interest to the person in whose name a note is registered at the close of business on the April 1 or October 1, as applicable (each a “Regular Record Date”), preceding the interest payment date;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the corporate trust office of the trustee; and

•	will make payments by wire transfer for notes held in book-entry form or, if certificated notes are issued as set forth under “Certificated Notes,” by check mailed to the address of the person entitled to the payment as it appears in the applicable note register.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day,” with respect to any place of payment or any other particular location referred to in the indenture or the notes, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or particular location are authorized or obligated by law or executive order to close.

We will issue the notes only in fully registered book-entry form without coupons, in denominations of $2,000 and integral multiples of $1,000. Notes may be transferred or exchanged only through a participating member of The Depository Trust Company, or any successor depository (which we refer to as DTC). See “Book-Entry, Delivery and Form.”

We will make payments of principal of, and premium, if any, and interest on, notes through the trustee to the DTC or its nominee. See “Book-Entry, Delivery and Form.”

The notes will not have the benefit of any sinking fund.

The notes are subject to defeasance and discharge as described under the caption “Description of Debt Securities — Defeasance” in the accompanying prospectus.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s (as defined below) or S&P (as defined below) or, in either case, any Substitute Rating Agency (as defined below) downgrades (or downgrades and subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P, or both of them, as the case may be.

If the rating from Moody’s (or any Substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Percentage
Moody’s Rating*	Points

Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

*	Including the equivalent rating of any Substitute Rating Agency

If the rating from S&P (or any Substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Percentage
S&P Rating*	Points

BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

*	Including the equivalent rating of any Substitute Rating Agency

If at any time the interest rate on the notes has been adjusted upward as a result of a decrease in a rating by either Moody’s or S&P (or, in either case, a Substitute Rating Agency), as the case may be, and subsequently such rating agency increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes will equal the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any Substitute Rating Agency) decreases and subsequently increases its rating of the notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency thereof) decreases and subsequently increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance. In addition, the interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become A3 and A- (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, a Substitute Rating Agency thereof), respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency), shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

No adjustments in the interest rate of the notes shall be made solely as a result of a rating agency ceasing to provide a rating of the notes. If at any time Moody’s or S&P ceases to provide a rating of the notes for a reason beyond our control, we will use our commercially reasonable efforts to obtain a rating of the notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above:

•	such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the notes but which has since ceased to provide such rating;

•	the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table; and

•	the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of the second bullet point above) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

For so long as only one of Moody’s or S&P provides a rating of the notes and no Substitute Rating Agency is offered to replace the other rating agency, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance. If Moody’s or S&P either ceases to rate the notes for reasons within our control or ceases to make a rating of the notes publicly available for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate of the notes shall be determined in the manner described above as if either only one or no rating agency provides a rating of the notes, as the case may be.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

Optional Redemption

All or any portion of the notes may be redeemed at our option at any time and from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), plus 50 basis points (a “Make-Whole Amount”), as determined by a Reference Treasury Dealer (as defined below), plus accrued and unpaid interest on the notes being redeemed to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will cause the trustee on our behalf to mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. The notes will be redeemed in increments of $1,000.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than three such Reference Treasury Dealer

Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) J.P. Morgan Securities Inc. and Banc of America Securities LLC (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes, or any portion of the notes, called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC or, if the notes are not represented by a global security, by a method the trustee deems to be fair and appropriate.

Change of Control Offer

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “change of control offer”) to each holder of the notes with respect to which a change of control triggering event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “change of control payment”).

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of control triggering event” with respect to the notes means the occurrence of both a change of control and a rating event with respect to the notes.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB- (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means, with respect to the notes, that on any day during the period (the “trigger period”) commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings change), the notes cease to have an investment grade rating from at least two of the three rating agencies. Unless at least two of the three rating agencies are providing a rating for the notes at the commencement of any trigger period, the notes will be deemed to have ceased to have an investment grade rating from at least two of the three rating agencies during that trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

Book-Entry, Delivery and Form

DTC.  Upon issuance, all notes in book-entry form having the same maturity and otherwise having identical terms and provisions will be represented by one or more permanent global notes in definitive fully registered form (collectively, the “global notes”). Each global note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of the successor.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Clearstream and Euroclear;

•	DTC is owned by a number of its direct participants (including the underwriters) and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.;

•	Access to DTC’s system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	Ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Purchases of notes must be made by or through direct participants, which will receive a credit for such notes in book-entry form on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global note is, in turn, to be recorded on the records of direct participants and indirect participants. Owners of beneficial interests in a global note will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Ownership of beneficial interests in global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons held through participants). Transfers of ownership interest in a global note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

We will make payments of principal of, premium, if any, and/or interest, if any, on the notes represented by the global notes in immediately available funds to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global note, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global note as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers or registered in the names of nominees of those customers, and will be the responsibility of the applicable participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds. Payment of principal, premium, if any, and/or interest, if any, to DTC is our responsibility and that of the trustee, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and the related notes. Except as provided below under the caption “— Certificated Notes,” owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the related notes under the indenture and may not be entitled to give the trustee directions, instructions or approvals. Accordingly, each person owning a beneficial interest in a global note must rely on DTC’s procedures and, if that person is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that person owns its interest to exercise any rights of a holder under the indenture or the global note. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize owners of beneficial interests in the global notes owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Clearstream.  Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.  Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operation is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the United States.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global notes upon surrender by DTC of the global notes only if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depository within 90 days of that notice;

•	an event of default has occurred and is continuing; or

•	we decide not to have the notes represented by global notes.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in DTC in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNDERWRITING

J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$75,000,000
Banc of America Securities LLC	75,000,000
BNP Paribas Securities Corp.	33,300,000
Barclays Capital Inc.	31,500,000
Citigroup Global Markets Inc.	30,000,000
Mitsubishi UFJ Securities (USA), Inc.	30,000,000
Goldman, Sachs & Co.	25,200,000

Total	$300,000,000

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. Newell Rubbermaid has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to certain conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering prices less a concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment sales, syndicate covering transactions and stabilizing transactions. Over-allotment sales involve syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates have provided various investment and commercial banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $500,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of the underwriters are lenders under our revolving credit agreement dated November 14, 2005 and our term loan credit agreement, dated September 19, 2008. An affiliate of J.P. Morgan Securities Inc. serves as the administrative agent under our revolving credit agreement, dated November 14, 2005, and an affiliate of Banc of America Securities LLC serves as the administrative agent under our term loan credit agreement, dated September 19, 2008. J.P. Morgan Securities Inc. and an affiliate of Banc of America Securities LLC acted as joint book-running managers of the underwritten offering of convertible notes referenced under “Summary — Recent Developments,” and their affiliates are counterparties under the related convertible note hedge and warrant transactions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for Newell Rubbermaid by Schiff Hardin LLP, Chicago, Illinois. Winston & Strawn LLP, Chicago, Illinois will act as counsel for the underwriters. Winston & Strawn LLP provides legal services to Newell Rubbermaid and its subsidiaries from time to time.

EXPERTS

The consolidated financial statements of Newell Rubbermaid Inc. appearing in Newell Rubbermaid Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of Newell Rubbermaid Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Newell Rubbermaid Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities registered under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make sales of offered securities unless accompanied by a prospectus supplement.

We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus or any later prospectus supplement. We are not making an offer to sell securities in any state or country where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2008.

NEWELL RUBBERMAID INC.

We are a global marketer of consumer and commercial products that touch the lives of people where they work, live and play. Our strong portfolio of brands includes Sharpie®, Paper Mate®, Dymo®, Expo®, Waterman®, Parker®, Rolodex®, Irwin®, Lenox®, BernzOmatic®, Rubbermaid®, Levolor®, Graco®, Calphalon® and Goody®.

Our multi-product offering consists of well known name-brand consumer and commercial products in four business segments: Cleaning, Organization & Décor; Office Products; Tools & Hardware; and Home & Family. These business segments reflect our focus on building large consumer and commercial brands, promoting organizational integration, achieving operating efficiencies in sourcing and distribution, and leveraging our understanding of similar consumer segments and distribution channels.

During the fourth quarter of 2007, we moved to one, common global organizational structure that established the Global Business Unit, or GBU, as the core organizing concept of the business. We believe that the move to a GBU structure will allow us to better leverage our brands, technology, supply chain and other resources on a global basis.

Our four business segments are:

•	Cleaning, Organization & Décor. This segment is comprised of the following GBUs: Home Products, Foodservice Products, Commercial Products and Décor. These businesses design, manufacture or source, package and distribute semi-durable products primarily for use in the home and commercial settings. The products include indoor and outdoor organization, home storage, food storage, cleaning, refuse, material handling, drapery hardware, custom and stock horizontal and vertical blinds, as well as pleated, cellular and roller shades. Home Products, Foodservice Products and Commercial Products primarily sell their products under the trademarks Rubbermaid®, Brute®, Roughneck® and TakeAlongs®. Décor primarily sells its products primarily under the trademarks Levolor® and Kirsch®.

•	Office Products. This segment is comprised of the following GBUs: Markers, Highlighters & Art Products, Everyday Writing & Coloring, Technology, Fine Writing & Luxury Accessories and Office Organization. The GBUs primarily design, manufacture or source, package and distribute fine/luxury, technical and everyday writing instruments, technology based products and organization products, including permanent/waterbase markers, dry erase markers, overhead projector pens, highlighters, wood-cased pencils, ballpoint pens and inks, correction fluids, office products, art supplies, on-demand labeling products, card scanning solutions and on-line postage. Office Products primarily sells its products under the trademarks Sharpie®, Paper Mate®, Parker®, Waterman®, Eberhard Faber®, Berol®, Reynolds®, rotring®, uni-Ball®, Expo®, Sharpie® Accent®, Vis-à-Vis®, Expresso®, Liquid Paper®, Mongol®, Foohy®, Prismacolor®, Eldon®, Dymo®, Mimio®, CardScan® and Endiciatm.

•	Tools & Hardware. This segment is comprised of the following GBUs: Industrial Products & Services, Construction Accessories, Construction Tools and Cabinet, Window & Door. The GBUs within the Tools & Hardware segment design, manufacture or source, package and distribute hand tools, power tool accessories, propane torches, soldering tools and accessories, manual paint applicator products, cabinet hardware and window and door hardware. Tools & Hardware sells its products under the trademarks Irwin®, Vise-Grip®, Marathon®, Twill®, Speedbor®, Jack®, Quick-Grip®, Unibit®, Strait-Line®, BernzOmatic®, Shur-Line®, Rubbermaid®, Lenox®, Sterling®, Amerock®, Allison®, Ashland® and Bulldog®.

•	Home & Family. This segment is comprised of the following GBUs: Culinary Lifestyle, Baby & Parenting Essentials and Beauty & Style. Culinary Lifestyle primarily designs, manufactures or sources, packages and distributes aluminum and stainless steel cookware, bakeware, cutlery and kitchen gadgets and utensils. Baby & Parenting Essentials designs, manufactures or sources, packages and distributes infant and juvenile products such as swings, high chairs, car seats, strollers, and play yards. Beauty & Style designs, manufactures or sources, packages and distributes hair care accessories and grooming products. Culinary Lifestyle primarily sells its products under the trademarks Calphalon®, Kitchen Essentials®, Cooking with Calphalontm, Calphalon®Onetm and Katanatm. Baby & Parenting Essentials primarily sells its products under the Graco® trademark. Beauty & Style trademarks include Goody® and Ace®.

Our vision is to become a global company of consumer-meaningful brands (“Brands That Mattertm”) and great people, known for best-in-class results. Our four transformational strategic initiatives are as follows:

•	Create Consumer-Meaningful Brands. Our initiative to move from a historical focus on customer push marketing and excelling in manufacturing and distributing products, to a new focus on consumer pull marketing and creating competitive advantage through understanding our consumers, innovating to deliver great performance and value, investing in advertising and promotion to create demand and leveraging our brands in adjacent categories around the world.

•	Leverage One Newell Rubbermaid. Our initiative to lower costs and drive speed to market by leveraging common business activities and best practices of our business units. This will be supported by building a common culture of shared values, with a focus on collaboration and teamwork.

•	Achieve Best Total Cost. Our initiative to achieve an optimal balance between manufacturing and sourcing and between high-cost and low-cost manufacturing and to leverage our size and scale to drive productivity and achieve a best cost position.

•	Nurture 360[o] Innovation. Our initiative to broaden the definition of innovation to include consumer driven product invention and the successful commercialization of invention.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Newell,” “we,” “us” and “our” are to Newell Rubbermaid Inc. and its subsidiaries.

We are a Delaware corporation. Our principal executive offices are located at 10B Glenlake Parkway, Suite 300, Atlanta, Georgia 30328, and our telephone number is 770-407-3800.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including us.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable Securities and Exchange Commission rules) until our offering is completed:

1. Annual Report on Form 10-K for the year ended December 31, 2007.

2. Current Reports on Form 8-K dated February 13, 2008 and March 11, 2008.

3. Our Preliminary Proxy Statement for our 2008 Annual Meeting filed March 14, 2008.

4. The description of our common stock contained in our registration statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987.

You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

Newell Rubbermaid Inc.
10B Glenlake Parkway, Suite 300
Atlanta, Georgia 30328
Telephone: 1-770-407-3800
Attention: Office of Investor Relations

We maintain an Internet site at http://www.newellrubbermaid.com which contains information concerning Newell and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the securities for general corporate purposes. These may include additions to working capital, repayment of existing debt and acquisitions. If we decide to use the net proceeds from the sale of securities in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

DESCRIPTION OF DEBT SECURITIES

General

The following description sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of November 1, 1995, between us and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (National Association)), as trustee. This indenture is referred to as the “senior indenture.” The subordinated debt securities will be issued under an indenture in the form of the indenture to be entered into between us and The Bank of New York Trust Company, N.A., as trustee. This indenture is referred to as the “subordinated indenture.” The senior indenture and the subordinated indenture are together called the “indentures.”

Copies of the indentures are incorporated by reference as exhibits to the registration statement. For your convenience, we have included references to specific sections of the indentures in the descriptions below. Capitalized terms not otherwise defined in this prospectus shall have the meanings shown in the indenture to which they relate.

The following summaries of provisions of the debt securities and the indentures are not complete and are qualified in their entirety by express reference to all of the provisions of the indentures and the debt securities.

Because Newell is a holding company and conducts its business principally through its subsidiaries, these notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Newell, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell’s claims as a creditor of that subsidiary may be recognized. Neither the debt securities nor the indentures restrict Newell or any of its subsidiaries from incurring indebtedness. Substantially all of Newell’s consolidated accounts payable represent obligations of Newell’s subsidiaries, and as of December 31, 2007, the aggregate principal amount of money borrowed by Newell’s consolidated subsidiaries, including accounts payable, equaled approximately $1,162.9 million (the current portion of which was approximately $1,159.0 million).

Neither of the indentures limits the principal amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount that we may separately authorize from time to time. Each also provides that the debt securities may be denominated in any currency or currency unit designated by us. Unless otherwise shown in the prospectus supplement related to that offering, neither the indentures nor the debt securities will contain any provisions to afford holders of any debt securities protection in the event of a takeover, recapitalization or similar restructuring of our business.

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will rank junior to all of our senior debt securities and other senior indebtedness as we describe below under “Particular Terms of the Subordinated Debt Securities — Subordination.”

We will include specific terms relating to a particular series of debt securities in a prospectus supplement relating to the offering. The terms we will describe in the prospectus supplement will include some or all of the following:

(1) the distinct title and type of the debt securities;

(2) the total principal amount or initial offering price of the debt securities;

(3) the date or dates when the principal of the debt securities will be payable;

(4) the rate at which the debt securities will bear interest;

(5) the date from which interest on the debt securities will accrue;

(6) the dates when interest on the debt securities will be payable and the regular record date for these interest payment dates;

(7) the place where

•	the principal, premium, if any, and interest on the debt securities will be paid,

•	registered debt securities may be surrendered for registration of transfer, and

•	debt securities may be surrendered for exchange;

(8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

(9) the terms and conditions upon which we will have the option to redeem the debt securities;

(10) the denominations in which any registered debt securities will be issuable, if other than denominations of $1,000 or integral multiples, and the denominations in which any bearer debt securities will be issuable, if other than a denomination of $5,000;

(11) the identity of each Security Registrar and Paying Agent, and the designation of the Exchange Rate Agent, if any, if other than the Trustee;

(12) the portion of the principal amount of debt securities that will be payable upon acceleration of the Maturity of the debt securities;

(13) the currency used to pay principal, premium and interest on the debt securities, if other than U.S. Dollars, and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the debt securities are denominated;

(14) any index, formula or other method used to determine the amount of principal, premium or interest on the debt securities;

(15) whether provisions relating to defeasance and covenant defeasance will be applicable to the series of debt securities;

(16) any changes to the Events of Default, Defaults or to our covenants made in the applicable indenture;

(17) whether the debt securities are issuable as registered debt securities or bearer debt securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered debt securities may be exchanged for each other;

(18) to whom interest will be payable

•	if other than the registered Holder (for registered debt securities),

•	if other than upon presentation and surrender of the related coupons (for bearer debt securities), or

•	if other than as specified in the indentures (for global debt securities);

(19) if the debt securities are to be convertible or exchangeable for other securities, the terms of conversion or exchange;

(20) particular terms of subordination with respect to subordinated debt securities; and

(21) any other terms of the debt securities.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we issue original issue discount securities, then special federal income tax rules that apply may be described in the prospectus supplement for those debt securities.

Registration and Transfer

We presently plan to issue each series of debt securities only as registered securities. However, we may issue a series of debt securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue debt securities as bearer securities, they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Sections 201 and 301). If we issue bearer securities, we may describe material U.S. federal income tax consequences and other material considerations, procedures and limitations in the prospectus supplement for that offering.

Holders of registered debt securities may present the debt securities for exchange for different authorized amounts of other debt securities of the same series and of similar principal amount at the corporate trust office of the Trustee in New York, New York or at the office of any other transfer agent we may designate for the purpose and describe in the applicable prospectus supplement. The registered securities must be duly endorsed or accompanied by a written instrument of transfer. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. We will describe any procedures for the exchange of bearer securities for other debt securities of the same series in the prospectus supplement for that offering. Generally, we will not allow you to exchange registered securities for bearer securities. (Sections 301, 305 and 1002)

In general, unless otherwise specified in the applicable prospectus supplement, we will issue registered securities without coupons and in denominations of $1,000, or integral multiples, and bearer securities in denominations of $5,000. We may issue both registered and bearer securities in global form. (Sections 301 and 302)

Conversion and Exchange

If any debt securities will be convertible into or exchangeable for our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions of the conversion or exchange, including:

•	the securities into which the debt securities are convertible;

•	the conversion price or exchange ratio;

•	the conversion or exchange period;

•	whether the conversion or exchange will be mandatory or at the option of the holder or Newell;

•	provisions for adjustment of the conversion price or exchange ratio; and

•	provisions that may affect the conversion or exchange if the debt securities are redeemed.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be registered for transfer or exchange except:

•	as a whole by the depositary for the global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor depositary or a nominee of the successor depositary; and

•	in any other circumstances described in the prospectus supplement applicable thereto.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement applicable thereto. Newell expects that the following provisions will apply to depositary arrangements.

Unless otherwise specified in the applicable prospectus supplement, debt securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security or, in some cases, global securities registered in the name of the depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit on its book entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee (“participants”). The accounts to be credited will be designated by the underwriters or agents of the debt securities. If we directly offer and sell debt securities the accounts to be credited will be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and the laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or “Holder” of the debt securities represented by the global security for all purposes under the indenture applicable thereto. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the Holders of the debt securities for any purposes under the indenture applicable thereto. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a Holder of debt securities under the indenture applicable thereto. Newell understands that under existing industry practices, if Newell requests any action of Holders or an owner of a beneficial interest in the global security desires to give any notice or take any action a Holder is entitled to give or take under the indenture applicable thereto, then the depositary would authorize the participants to give this notice or take this action, and participants would authorize beneficial owners owning through these participants to give this notice or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

Principal of and any premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

As provided in the indentures, we may, without the consent of Holders of the debt securities, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (the “Survivor”), and we may permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us so long as:

•	the Survivor is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing under the indentures; and

•	certain other conditions regarding delivery of an Officers’ Certificate and Opinion of Counsel are met. (Section 801)

Acceleration of Maturity

If an Event of Default occurs and continues with respect to debt securities of a particular series, the Trustee or the Holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately. (Section 502)

At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee therefor, the Holders of a majority in principal amount of the outstanding debt securities of that series by written notice to Newell and the Trustee, may rescind and annul the declaration and its consequences if:

(1) Newell has paid or deposited with the Trustee a sum sufficient to pay in the Currency in which the debt securities of the series are payable, except as otherwise specified in the applicable indenture:

•	all overdue interest on all outstanding debt securities of that series and any related Coupons,

•	all unpaid principal of and premium, if any, on any of the debt securities which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed therefor in the debt securities,

•	to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in the debt securities, and

•	all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to debt securities of that series, other than the non-payment of amounts of principal, interest or any premium on the debt securities which have become due solely by the declaration of acceleration, have been cured or waived. (Section 502)

No rescission shall affect any subsequent default or impair any right consequent thereon.

The Holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the Holders of all the debt securities of the series and any related Coupons, waive any past default under the applicable indenture with respect to the series and its consequences, except a default:

(1) in the payment of the principal of or premium, if any, or interest on any Debt Security of the series or any related Coupon, or

(2) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of the series affected thereby. (Section 513)

If an Event of Default with respect to debt securities of a particular series occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the Holders of debt securities of the series, unless the Holders shall have offered to the Trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with the request. (Section 602)

The Holders of a majority in principal amount of the outstanding debt securities of the series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable indenture, or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. The Trustee may refuse to follow directions in conflict with law or the indenture that may involve the Trustee in personal liability or may be unduly prejudicial to the other, non-directing Holders. (Section 512)

Modification or Waiver

The indentures allow Newell and the Trustee, without the consent of any Holders of debt securities, to enter into supplemental indentures for various purposes, including:

•	evidencing the succession of another entity to us and the assumption of our covenants and obligations under the debt securities and the indenture by this successor,

•	adding to Newell’s covenants for the benefit of the Holders,

•	adding additional Events of Default for the benefit of the Holders,

•	establishing the form or terms of any series of debt securities issued under the supplemental indentures or curing ambiguities or inconsistencies in the indentures, and

•	making other provisions that do not adversely affect the interests of the Holders of any series of debt securities in any material respect. (Section 901)

The indentures allow Newell and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the outstanding debt securities of all affected series acting as one class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indentures or modifying the rights of the Holders of the debt securities of the series. (Section 902) Without the consent of the Holders of all the outstanding debt securities affected thereby, no supplemental indenture may:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of the principal of any original issue discount security that would be due and payable upon acceleration of the Maturity of the debt security;

•	change any Place of Payment where, or the currency, currencies or currency unit or units in which, any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of the debt security or, in the case of redemption, on or after the Redemption Date;

•	affect adversely the right of repayment at the option of the Holder of any debt security of the series;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose Holders is required for a supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indentures; or

•	modify any of the foregoing described provisions. (Section 902)

Meetings

The indentures contain provisions for convening meetings of the Holders of debt securities of any series for any action to be made, given or taken by Holders of debt securities. The Trustee, Newell, and the Holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting, in each case after notice to Holders of that series has been properly given. (Section 1502)

Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting of Holders of debt securities of that series. Any resolution passed or decision taken at any meeting of Holders of debt securities of any series that has been properly held under the provisions of the indentures will bind all Holders of debt securities of that series and related coupons. (Section 1504)

Financial Information

Newell will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required to be filed with the Securities and Exchange Commission by Section 13(a) or 15(d) of the Exchange Act, and will also file with the Trustee copies of these reports and documents within 15 days after it files them with the Securities and Exchange Commission. (Section 703)

Defeasance

The indentures include provisions allowing us to be discharged from our obligation on the debt securities of any series. (Section 1401) To be discharged from our obligations on the debt securities, we would be required to deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all principal, premium (if any) and interest payments on those debt securities. (Section 1404) If we make this defeasance deposit with respect to your debt securities, we may elect either:

•	to be discharged from all of our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1402); or

•	in the case of senior debt securities, to be released from restrictions relating to liens and sale-leaseback transactions and, in the case of all debt securities, to be released from other covenants as may be described in the prospectus supplement relating to such debt securities. (Section 1403)

To establish the trust, Newell must deliver to the Trustee an opinion of our counsel that the Holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1404 (5)) There may be additional provisions relating to defeasance which we will describe in the applicable prospectus supplement.

The Trustee

The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly The Chase Manhattan Bank (National Association)) (“BoNY”) is the Trustee under the Senior Indenture and the Subordinated Indenture. BoNY is a lender under our revolving credit facility. We maintain other banking and borrowing arrangements with BoNY, and BoNY may perform additional banking services for, or transact other banking business with, Newell in the future.

The Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act of 1939 and may be required to resign as Trustee if:

•	there is an Event of Default under the indenture; and

•	one or more of the following occurs:

•	the Trustee is a trustee for another indenture under which our securities are outstanding;

•	the Trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

•	the Trustee is one of our creditors; or

•	the Trustee or one of its affiliates acts as an underwriter or agent for us.

Newell may appoint an alternative Trustee for any series of debt securities. The appointment of an alternative Trustee would be described in the applicable prospectus supplement.

Governing Law

The indentures and the debt securities are by their terms to be governed by and their provisions construed under the internal laws of the State of New York. (Section 112)

Miscellaneous

Newell has the right at all times to assign any of its respective rights or obligations under the indentures to a direct or indirect wholly-owned subsidiary of Newell; provided, that, in the event of any assignment, Newell will remain liable for all of its respective obligations. (Section 803) The indentures are binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109)

PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

The following description of the senior debt securities sets forth additional general terms and provisions of the senior debt securities to which a prospectus supplement may relate. The debt securities are described generally in this prospectus under “Description of Debt Securities” above. The particular terms of the senior debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement.

Limitation on Liens

The senior indenture provides that while the senior debt securities issued under it or the related Coupons remain outstanding, Newell will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its or their property or assets, now owned or hereafter acquired, without directly securing all of the senior debt securities equally and ratably with the obligation or liability secured by the Lien, except for:

(1) Liens existing as of the date of the senior indenture;

(2) Liens, including Sale and Lease-back Transactions, on any property acquired, constructed or improved after the date of the senior indenture, which are created or assumed contemporaneously with, or within 180 days after, the acquisition or completion of this construction or improvement, or within six months thereafter by a commitment for financing arranged with a lender or investor within the 180-day period, to secure or provide for the payment of all or a portion of the purchase price of the property or the cost of the construction or improvement incurred after the date of the senior indenture (or before the date of the indenture in the case of any construction or improvement which is at least 40% completed at the date of the indenture) or, in addition to Liens contemplated by clauses (3) and (4) below, Liens on any property existing at the time of acquisition of the property including acquisition through merger or consolidation; provided, that any Lien (other than a Sale and Lease-back Transaction meeting the requirements of this clause) does not apply to any property theretofore owned by Newell or a subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(3) Liens existing on any property of a person at the time the person is merged with or into, or consolidates with, Newell or a Subsidiary;

(4) Liens on any property of a person (including, without limitation, shares of stock or debt securities) or its subsidiaries existing at the time the person becomes a Subsidiary, is otherwise acquired by Newell or a Subsidiary or becomes a successor to Newell under Section 802 of the senior indenture;

(5) Liens to secure an obligation or liability of a Subsidiary to Newell or to another Subsidiary;

(6) Liens in favor of the United States of America or any State, or any department, agency or instrumentality or political subdivision of the United States of America or any State, to secure partial progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to the Liens;

(7) Liens to secure tax-exempt private activity bonds under the Internal Revenue Code of 1986, as amended;

(8) Liens arising out of or in connection with a Sale and Lease-back Transaction if the net proceeds of the Sale and Lease-back Transaction are at least equal to the fair value, as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell, of the property subject to the Sale and Lease-back Transaction;

(9) Liens for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any Lien referred to in the foregoing clauses (1) to (8), inclusive, or in this clause (9); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement, and that this extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced plus improvements on the property;

(10) Liens arising out of or in connection with a Sale and Lease-back Transaction in which the net proceeds of the Sale and Lease-back Transaction are less than the fair value, as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell, of the property subject to the Sale and Lease-back Transaction if Newell provides in a Board Resolution that it shall, and if Newell covenants that it will, within 180 days of the effective date of any arrangement or, in the case of (C) below, within six months thereafter under a firm purchase commitment entered into within the 180-day period, apply an amount equal to the fair market value as so determined of the property:

(A) to the redemption of senior debt securities of any series which are, by their terms, at the time redeemable or the purchase and retirement of senior debt securities, if permitted;

(B) to the payment or other retirement of Funded Debt, as defined below, incurred or assumed by Newell which ranks senior to or pari passu with the senior debt securities or of Funded Debt incurred or assumed by any Subsidiary other than, in either case, Funded Debt owned by Newell or any Subsidiary; or

(C) to the purchase of property other than the property involved in the sale;

(11) Liens on accounts receivable and related general intangibles and instruments arising out of or in connection with a sale or transfer by Newell or the Subsidiary of the accounts receivable;

(12) Permitted Liens; and

(13) Liens other than those referred to in clauses (1) through (12) above which are created, incurred or assumed after the date of the senior indenture, including those in connection with purchase money mortgages, Capitalized Lease Obligations and Sale and Lease-back Transactions, provided that the aggregate amount of indebtedness secured by the Liens, or, in the case of Sale and Lease-back Transactions, the Value of the Sale and Lease-back Transactions, referred to in this clause (13), does not exceed 15% of Consolidated Total Assets. (Section 1007)

The term “Capitalized Lease Obligations” means, as to any person, the obligations of the person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of the person under generally accepted accounting principles and, for purposes of the senior indenture, the amount of the obligations at any date shall be the capitalized amount of the obligations at the date, determined according to generally accepted accounting principles. (Section 101)

The term “Consolidated Total Assets” means the total of all the assets appearing on the consolidated balance sheet of Newell and our Subsidiaries determined according to generally accepted accounting principles applicable to the type of business in which Newell and the Subsidiaries are engaged, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made. (Section 101)

The term “Funded Debt” means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of the indebtedness. (Section 101)

The term “Lien” means, as to any person, any mortgage, lien, collateral assignment, pledge, charge, security interest or other encumbrance in respect of or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement or Capitalized Lease Obligation, purchase money mortgage or Sale and Lease-back Transaction with respect to, any property or asset (including without limitation income and rights thereto) of the person (including without limitation capital stock of any Subsidiary of the person), or the signing by the person and filing of a financing statement which names the person as debtor, or the signing by the person of any security agreement agreeing to file, or authorizing any other party as the secured party thereunder to file, any financing statement. (Section 101)

The term “Permitted Liens” means:

•	mechanics, materialmen, landlords, warehousemen and carriers liens and other similar liens imposed by law securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

•	Liens under workmen’s compensation, unemployment insurance, social security or similar legislation;

•	Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business;

•	judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of the Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

•	easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Newell or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto. (Section 101)

The term “Sale and Lease-back Transaction” means, with respect to any person, any direct or indirect arrangement with any other person or to which any other person is a party, providing for the leasing to the first person of any property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal of the leases, of not more than three years and except for leases between Newell and a Subsidiary or between Subsidiaries), which has been or is to be sold or transferred by the first person to the other person or to any person to whom funds have been or are to be advanced by the other person on the security of the property. (Section 101)

The term “Subsidiary” means any corporation of which at the time of determination Newell or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock. (Section 101)

The term “Value” means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of:

(a) the net proceeds from the sale or transfer of the property leased under the Sale and Lease-back Transaction or

(b) the fair value in the opinion of the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell of the property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard to any renewal or extension options contained in the lease. (Section 101)

The term “Voting Stock” means stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the corporation. (Section 101)

Events of Default

An “Event of Default” regarding any series of senior debt securities is any one of the following events:

•	default for 30 days in the payment of any interest installment when due and payable;

•	default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

•	default in the making of any sinking fund payment when due;

•	default in the performance of any covenant in the senior debt securities or in the senior indenture for 60 days after notice to Newell by the Trustee or by Holders of 25% in principal amount of the outstanding debt securities of that series;

•	events of bankruptcy, insolvency and reorganization of Newell or one of its significant subsidiaries;

•	an event of default in any mortgage, indenture or other instrument of indebtedness of Newell or any of its principal subsidiaries which results in a principal amount in excess of $10,000,000 being due and payable which remains outstanding longer than 30 days after written notice to Newell from the Trustee or from the Holders of at least 25% of the outstanding debt securities of that series; and

•	any other Event of Default provided with respect to that series of debt securities. (Section 501)

We are required to file every year with the Trustee an officers’ certificate stating whether any default exists and specifying any default that exists. (Section 1004)

PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

The following description of the subordinated debt securities sets forth additional general terms and provisions of the subordinated debt securities to which a prospectus supplement may relate. The debt securities are described generally under “Description of Debt Securities” above. The particular terms of the subordinated debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement.

Subordination

The subordinated debt securities will be subordinated to the prior payment in full of:

•	the senior debt securities and all other unsecured and unsubordinated indebtedness of Newell ranking equally with the senior debt securities; and

•	other indebtedness of Newell to the extent shown in the applicable prospectus supplement.

Events of Default

An “Event of Default” regarding any series of subordinated debt securities is any one of the following events:

•	default for 60 days in the payment of any interest installment when due and payable;

•	default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

•	default in the making of any sinking fund payment when due;

•	default in the performance of any covenant in the subordinated debt securities or in the subordinated indenture for 90 days after notice to Newell by the Trustee or by Holders of 25% in principal amount of the outstanding debt securities of that series;

•	events of bankruptcy, insolvency and reorganization of Newell or one of its significant subsidiaries;

•	an event of default in any mortgage, indenture or other instrument of indebtedness of Newell which results in a principal amount in excess of $15,000,000 being due and payable which remains outstanding longer than 30 days after written notice to Newell from the Trustee or from the Holders of at least 25% of the outstanding debt securities of that series;

•	any other Event of Default provided with respect to that series of debt securities. (Section 501)

We are required to file every year with the Trustee an officers’ certificate stating whether any default exists and specifying any default that exists. (Section 1004)

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of February 29, 2008, there were 276.9 million shares of common stock (net of treasury shares) and no shares of preferred stock outstanding. The outstanding shares of common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange.

Common Stock

Voting Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitled to one vote.

Dividends.  Holders of the common stock are entitled to receive the dividends that may be declared from time to time by the Board of Directors out of funds legally available therefor. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock that may be issued in the future.

Other Provisions.  Upon liquidation (whether voluntary or involuntary) or a reduction in Newell’s capital which results in any distribution of assets to stockholders, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by each, all of the assets of Newell remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights and there are no other conversion rights or redemption provisions with respect to the shares.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Computershare Investor Services.

Preferred Stock

Our Board of Directors may issue, without further authorization from our stockholders, up to 10,000,000 shares of preferred stock in one or more series. Our Board of Directors may determine at the time of creating each series:

•	dividend rights and rates;

•	voting and conversion rights;

•	redemption provisions;

•	liquidation preferences; and

•	other relative, participating, optional or other special rights, qualifications, limitations or restrictions of the series.

We will describe in a prospectus supplement relating to any series of preferred stock being offered the terms of the preferred stock, which may include:

(1) The maximum number of shares to constitute the series;

(2) Any annual dividend rate on the shares, whether the rate is fixed or variable or both, the date or dates from which dividends will accrue, whether the dividends will be cumulative and any dividend preference;

(3) Whether the shares will be redeemable and, if so, the price at and the terms and conditions on which the shares may be redeemed;

(4) Any liquidation preference applicable to the shares;

(5) The terms of any sinking fund;

(6) Any terms and conditions on which the shares of the series shall be convertible into, or exchangeable for, shares of any other capital stock;

(7) Any voting rights of the shares of the series; and

(8) Any other preferences or special rights or limitations on the shares of the series.

Although Newell is not required to seek stockholder approval before designating any future series of preferred stock, the Board of Directors currently has a policy of seeking stockholder approval before designating any future series of preferred stock with a vote, or convertible into stock having a vote, in excess of 13% of the vote represented by all voting stock immediately after the issuance, except for the purpose of (a) raising capital in the ordinary course of business or (b) making acquisitions, the primary purpose of which is not to effect a change of voting power.

Provisions With Possible Anti-Takeover Effects

Newell’s Restated Certificate of Incorporation and By-Laws contain provisions which may be viewed as having an anti-takeover effect. The Restated Certificate of Incorporation classifies the Board of Directors into three classes and provides that vacancies on the Board of Directors are to be filled by a majority vote of directors and that directors so chosen will hold office until the end of the full term of the class in which the vacancy occurred. Under the Delaware General Corporation Law, directors of Newell may only be removed for cause. The Restated Certificate of Incorporation and the By-Laws also contain provisions that may reduce surprise and disruptive tactics at stockholders’ meetings. The Restated Certificate of Incorporation provides that no action may be taken by stockholders except at an annual meeting or special meeting, and does not permit stockholders to directly call a special meeting of stockholders. A stockholder must give written notice to Newell of an intention to nominate a director for election at an annual meeting 90 days before the anniversary date of the immediately preceding annual meeting. Each of these provisions tends to make a change of control of the Board of Directors more difficult and time consuming.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or U.S. treasury securities securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters,

•	through agents,

•	directly to a limited number of institutional purchasers or to a single purchaser, or

•	any combination of these.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers are used in the sale, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at prices determined by the dealers at the time of the resale.

We may sell securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent, will be described in the prospectus supplement.

The names of the underwriters, dealers or agents, as the case may be, and the terms of the transaction will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Our common stock will be approved for listing upon notice of issuance on the New York Stock Exchange and the Chicago Stock Exchange. Other securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the securities.

LEGAL MATTERS

Legal matters in connection with the securities will be passed upon for Newell by Schiff Hardin LLP, Chicago, Illinois and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Newell Rubbermaid Inc. appearing in Newell Rubbermaid Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Newell Rubbermaid Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.